UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 29, 2005

Date of report (Date of earliest event reported)

MedicalCV, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-33295	41-1717208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9725 South Robert Trail

Inver Grove Heights, Minnesota 55077

(Address of principal executive offices, including zip code)

(651) 452-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 29, 2005, we entered into a lease termination agreement with PKM Properties, LLC, an entity controlled by Paul K. Miller, one of our directors and the largest beneficial owner of our securities.  In order to induce PKM, the landlord of our corporate headquarters, to attempt to sell or lease the property to a third party and to terminate the lease with our company, we agreed, among other things, to reimburse PKM for all costs and expenses relating to the lease or the sale of the property, and to termination of the lease on not less than 120 days’ notice.  We also agreed that, if we request the landlord to accept less than its minimum required net sale proceeds, we would pay a lease termination fee equal to the difference between the landlord’s minimum net sale proceeds and the actual net sale proceeds.  We also agreed to pay a lease termination fee if the landlord releases the property on economic terms and conditions less desirable than those of the existing lease.

ITEM 4.01                                       CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

(b)                                 On August 8, 2005, we engaged Lurie Besikof Lapidus & Company, LLP (“LBL”) as our independent registered public accounting firm commencing with work to be performed in relation to our fiscal quarter ended July 31, 2005, and in connection with the audit of our financial statements for the fiscal year ending April 30, 2006.  We have had no occasions in the past two years upon which we have consulted with LBL on any matters.

ITEM 5.02                                        DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(d)                                 On August 3, 2005, the Board of Directors, upon recommendation of the Corporate Governance and Nominating Committee, elected Larry G. Haimovitch and J. Robert Paulson, Jr. as new directors.  Each of our directors is elected annually, by a plurality of the votes cast, to serve until the next annual meeting of shareholders and until his or her respective successor is elected and duly qualified, or until his or her death, resignation or removal.  Messrs. Haimovitch and Paulson will also be appointed to the Corporate Governance and Nominating Committee because they are “independent” directors.  Messrs. Haimovitch and Paulson have not been appointed to any other board committees as of this date.

Mr. Haimovitch is President of Haimovitch Medical Technology Consultants, a San Francisco-based health care consulting firm he formed in 1990.  His firm, whose current area of emphasis includes minimally-invasive surgical technologies, specializes in the analysis of the medical device industry with emphasis on the current trends and future outlook for emerging medical technology.

Mr. Paulson was appointed President, Chief Executive Officer and a director of Restore Medical, Inc., a company focused on developing and marketing products for the ear, nose and throat field, in April 2005.  Prior to joining Restore Medical, Mr. Paulson served as Chief Financial Officer and Vice President of Marketing for Endocardial Solutions, Inc. from August 2002 until St. Jude Medical acquired Endocardial Solutions in March 2005.  From 2001 to June of 2002, Mr. Paulson was the Sr. Vice President and General Manager of the Auditory Division of Advanced Bionics Corporation, and between 1995 and 2001, Mr. Paulson served in various capacities at Medtronic, Inc., including Vice President and General Manager of the Surgical Navigation Technologies business unit; Vice President of Corporate Strategy and Planning; and Director of Corporate Development.  From 1988 to 1995, Mr. Paulson held various marketing, business development and in-house counsel positions at General Mills, Inc., and prior to that practiced law at the Minneapolis firm of Lindquist & Vennum.  Mr. Paulson has served on the board of directors of Vascular Solutions, Inc. since May 2005.

There are no arrangements or understandings between Mr. Haimovitch and any other person pursuant to which Mr. Haimovitch was elected as a director and there are no arrangements or understandings between Mr. Paulson and any other person pursuant to which Mr. Paulson was elected as a director.  There are no transactions in which Mr. Haimovitch has an interest requiring disclosure under Item 404(a) of Regulation S-K and there are no transactions in which Mr. Paulson has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedicalCV, Inc.

Date: August 9, 2005	By:	/s/ John H. Jungbauer
John H. Jungbauer
Vice President, Finance and Chief Financial Officer